Exhibit 99.1

The LGL Group, Inc. Reports Third Quarter 2014 Financial Results

ORLANDO, FL, November 13, 2014 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the three and nine months ended September 30, 2014.
Summary of Q3 2014 Results:

•	Revenues of $5.6 million, a decrease of 8.5% compared to Q3 2013
•	Net loss of ($0.5) million, or ($0.19) per share, improved 59.0% vs. Q3 2013
•	Adjusted EBITDA loss of ($0.2) million, or ($0.07) per share, improved 77.2% vs. Q3 2013
•	Gross margin of 31.0%, improved 8.6 percentage points vs. Q3 2013

Total revenues for Q3 2014 were approximately $5.6 million, a decrease of 8.5% compared to revenues of $6.1 million for the comparable period in 2013.  The Company reported a net loss of ($0.5) million, or ($0.19) per share for Q3 2014, compared with a net loss of ($1.2) million, or ($0.46) per share for the comparable period in 2013. Adjusted EBITDA, which excludes non-cash stock-based compensation and restructuring expense, was a loss of ($0.1) million, or ($0.07) per share, for Q3 2014, compared to a loss of ($0.8) million, or ($0.31) per share, for the comparable period in 2013.
Total revenues for the nine months ended September 30, 2014, were approximately $17.6 million, a decrease of 14.2% compared to revenues of $20.5 million for the comparable period in 2013.  The Company reported a net loss of ($2.6) million, or ($0.99) per share for the nine months ended September 30, 2014, which included restructuring expense of ($0.4) million, compared with a net loss of ($6.2) million, or ($2.40) per share for the comparable period in 2013, which included a one-time non-cash charge of ($3.9) million to recognize a valuation allowance against our deferred tax assets.  Adjusted EBITDA, which excludes non-cash stock-based compensation and restructuring charges, was a loss of ($1.2) million, or ($0.46) per share, for the nine months ended September 30, 2014, compared to a loss of ($1.2) million and ($0.45) per share,  for the comparable period in 2013.
Gross Margins Improve
Gross margin for Q3 2014 was 31.0%, which was an increase of 8.6 percentage points from 22.4% for the comparable period in 2013.  The increase was primarily due to a favorable product mix and the benefit of continued margin improvement initiatives. Gross margin for the nine months ended September 30, 2014, was 26.7%, which was a decrease compared to 27.2% for the comparable period in 2013.
Michael Ferrantino, Sr., LGL's Executive Chairman and Chief Executive Officer, said "Although our work is far from complete, efforts to improve our cost structure in the first half of the year are beginning to be realized.  We are pleased to report improvement in our third quarter results as gross margins were the highest we have experienced in several quarters.  Reductions in our cost structure are being reflected in improved margins and will help us to be more competitive within the dynamic markets we serve as a niche designer and manufacturer of highly-engineered electronic components and subsystems."

Solid Capital Position
Cash and cash equivalents as of September 30, 2014, was $5.5 million, or $2.12 per share, and cash-adjusted working capital (accounts receivable, plus inventory, less accounts payable) was $5.7 million, or $2.20 per share, at September 30, 2014.  On August 29, 2014, the Company repaid its outstanding loan with JPMorgan Chase Bank, N.A. with existing funds, and as of September 30, 2014, both debt and restricted cash were $0.
On September 30, 2014, the Company entered into a loan agreement with City National Bank of Florida ("City National"), providing for a revolving loan up to $3 million.  The loan requires cash collateral limited to the amount outstanding on the loan, which can vary up or down, and does not include any financial covenants.  As of September 30, 2014, there were no amounts outstanding on the revolving loan.  LaDuane Clifton, the Company's Chief Financial Officer, said "We've put this credit facility in place as part of securing better terms and establishing a new banking relationship with City National that will provide greater flexibility and position us to capitalize on investment opportunities for growth."
On October 7, 2014, the Company's subsidiary, MtronPTI, announced a new marketing and product development partnership with Microwavefilter & TVC S.r.l. ("MW&TVC") which extends MtronPTI's spectrum control product range up to 80 GHz and into millimeter wave for filters and diplexers.  Moving into the 60-90 GHz range (a.k.a. "E-Band") follows the trend as system designers move into high frequency applications such as microwave backhaul, point-to-point radios, small cells and the emerging 60 GHz Wi-Fi.  Based in Milan, Italy, MW&TVC will also serve as MtronPTI's sales representative for southern Europe.
Mr. Ferrantino said, "While competition remains keen and pressure to reduce prices continues, our improved cost structure will allow us to now increase our attention on top-line organic growth as well as identifying opportunities to partner with companies like MW&TVC to expand our product offerings and increase our design bandwidth."
About The LGL Group, Inc.
The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China and Noida, India, and sales offices in Sacramento, California, Hong Kong and Shanghai, China.
For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Financial Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements
Information included or incorporated by reference in this Press Release may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.
Examples of forward-looking statements include, but are not limited to, statements regarding efforts to grow revenue, expectations regarding fulfillment of backlog, future benefits to operating margins and the adequacy of cash resources.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014, as updated by our subsequently filed quarterly reports on Form 10-Q.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Press Release will in fact be accurate.  Further, we do not undertake any obligation to publicly update any forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Shares and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

REVENUES	$5,581	$6,098	$17,562	$20,461
Cost and Expenses:
Manufacturing cost of sales	3,849	4,731	12,869	14,904
Engineering, selling and administrative	2,094	2,548	6,750	7,834
Restructuring expense	47	—	444	—
OPERATING LOSS	(409)	(1,181)	(2,501)	(2,277)
Other Income (Expense):
Interest expense, net	(5)	(4)	(21)	(33)
Other (expense) income, net	(78)	(14)	(48)	(14)
Total Other Income (Expense)	(83)	(18)	(69)	(47)
LOSS BEFORE INCOME TAXES	(492)	(1,199)	(2,570)	(2,324)
Income tax provision	—	—	—	(3,922)
NET LOSS	$(492)	$(1,199)	$(2,570)	$(6,246)
Weighted average number of shares used in basic and diluted net loss per common share calculation.	2,594,730	2,595,385	2,594,752	2,598,609
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.19)	$(0.46)	$(0.99)	$(2.40)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

ASSETS	September 30, 2014	December 31, 2013
Cash and cash equivalents	$5,496	$7,183
Restricted cash	—	1,500
Accounts receivable, less allowances of $46 and $42, respectively	3,482	3,237
Inventories, net	4,423	4,629
Prepaid expenses and other current assets	288	405
Total Current Assets	13,689	16,954
Property, plant, and equipment	3,648	3,986
Other assets, net	802	323
Total Assets	18,139	$21,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable to bank	$—	$1,181
Accounts payable	2,193	1,978
Accrued restructuring expense	88	70
Other current liabilities	1,464	265
Total Liabilities	3,745	4,508
Stockholders' Equity	14,394	16,755
Total Liabilities and Stockholders' Equity	$18,139	$21,263

Reconciliations of GAAP to Non-GAAP Measures

To supplement our condensed consolidated financial statements which are presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Reconciliation of GAAP Loss Before Income Taxes to Non-GAAP Adjusted EBITDA Loss

For the period ended September 30, 2014 (000's, except shares and per share amounts)	Three months	Nine months

Net loss before income taxes	$(492)	$(2,570)
Add: Interest expense	5	21
Add: Depreciation and amortization	231	704
Add: Non-cash stock compensation	27	213
Add: Restructuring expense	47	444
Adjusted EBITDA loss	$(182)	$(1,188)

Weighted average number of shares used in basic and diluted EPS calculation	2,594,730	2,594,752
Adjusted EBITDA loss per share	$(0.07)	$(0.46)

For the period ended September 30, 2013 (000's, except shares and per share amounts)	Three months	Nine months

Net loss before income taxes	$(1,199)	$(2,324)
Add: Interest expense	4	33
Add: Depreciation and amortization	254	742
Add: Non-cash stock compensation	143	388
Adjusted EBITDA loss	$(798)	$(1,161)

Weighted average number of shares used in basic and diluted EPS calculation	2,595,385	2,598,609
Adjusted EBITDA loss per share	$(0.31)	$(0.45)